ConAgra Foods Takes Action on Stockholders' Rights Plan

OMAHA, Neb., May 10, 2004 - ConAgra Foods (NYSE:CAG), one of America's leading packaged food companies, announced today that its Board of Directors has voted to terminate the ConAgra Foods stockholders' rights plan effective May 14, 2004. The rights plan had been scheduled to expire in July 2006.

The company also today announced that its Board of Directors has approved a new policy. The policy is that the Board will not adopt a stockholders' rights plan in the future unless either the stockholders approve its adoption or the Board, in the exercise of its fiduciary duties, including a majority of the independent directors, determines that, under the given circumstances, it is in the best interests of the stockholders to adopt a rights plan without the delay that would come from the time reasonably anticipated to seek shareholder approval.

ConAgra Foods, Inc. (NYSE:CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Golden Cuisine, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Life Choice, Lightlife, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.